Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the DineEquity, Inc. 2016 Stock Incentive Plan of our reports dated February 24, 2016, with respect to the consolidated financial statements of DineEquity, Inc. and the effectiveness of internal control over financial reporting of DineEquity, Inc., included in its Annual Report (Form 10-K) for the year ended January 3, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Los Angeles, California

May 17, 2016